Exhibit 2.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO
SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

This section summarizes certain information regarding the ordinary shares, no par value per share (the “Ordinary Shares”), of SatixFy Communications Ltd. (the “Company”). The Ordinary Shares constitute the only class of the Company’s securities that is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description of our Ordinary Shares and provisions of our second amended and restated articles of association (the “A&R Articles of Association”) is a summary and does not purport to be complete and is qualified by refence to the A&R Articles of Association, which are filed with the Securities and Exchange Commission as an exhibit to our Annual Report on Form 20-F.

Authorized Capitalization

Our authorized share capital consists of 250,000,000 Ordinary Shares, no par value per share, of which, as of March 31, 2025, 86,649,556 Ordinary Shares are issued and outstanding.

All of our outstanding Ordinary Shares are validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and do not have any preemptive rights. All Ordinary Shares have identical voting and other rights in all respects, unless otherwise determined pursuant to our A&R Articles of Association.

Our board of directors may determine the issue prices and terms for such Ordinary Shares or other securities and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine. The board of directors may make calls or assessments upon shareholders with respect to any sum unpaid in respect of Ordinary Shares held by such shareholders which is not, the terms of allotment thereof or otherwise, payable at a fixed time.

Listing, Registration Number and Purpose

Our Ordinary Shares are listed and traded on the NYSE American, LLC under the trading symbol “SATX.”

Our registration number with the Israeli Registrar of Companies is 51-613503-5. Our purpose as set forth in our A&R Articles of Association is to engage in any lawful activity.

Voting Rights and Conversion

All Ordinary Shares have identical voting and other rights in all respects.

Transfer of Shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our A&R Articles of Association unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our A&R Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Liability to Further Capital Calls

Our board of directors may make, from time to time, such calls as it may deem fit upon shareholders with respect to any sum unpaid with respect to shares held by such shareholders which is not payable at a fixed time. Such shareholder shall pay the amount of every call made upon him. Unless otherwise stipulated by the board of directors, each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares with respect to which such call was made. A shareholder shall not be entitled to his rights as shareholder, including the right to dividends, unless such shareholder has fully paid all the notices of call delivered to him, or which according to our A&R Articles of Association are deemed to have been delivered to it, together with interest, linkage and expenses, if any, unless otherwise determined by the board of directors.

Election of Directors

Our Ordinary Shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors under the Israeli Companies Law 5759-1999 (the “Companies Law”).

Under our A&R Articles of Association, our board of directors will consist of no less than three (3) and no more than twelve (12) directors, including any external directors required to be appointed by the Companies Law. Pursuant to our A&R Articles of Association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating in and voting at the relevant meeting. In addition, our A&R Articles of Association allow our board of directors to appoint new directors to fill vacancies on the board of directors if the number of directors is below the maximum number provided in our A&R Articles of Association. Furthermore, under our A&R Articles of Association , our directors, other than external directors, are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors). The election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election, such that each year the term of office of only one class of directors will expire. External directors are elected for an initial term of three years, and may be elected for two additional terms of three years each as provided in our A&R Articles of Association and pursuant to the Companies Law.

External directors are elected by a majority vote at a shareholders meeting, as long as either:

● at least a majority of the shares held by shareholders who are not controlling shareholders and do not have a personal interest in the appointment (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) have voted in favor of the proposal (shares held by abstaining shareholders shall not be considered); or

● the total number of shares voted against the election of the external director does not exceed 2% of the aggregate voting rights of the Company.

Notwithstanding the above, the term of office for external directors for Israeli companies traded on certain foreign stock exchanges, including the NYSE American, may be extended indefinitely in increments of additional three-year terms, in each case provided that the audit committee and the board of directors of the company confirmed and presented to the general shareholders meeting that, in light of the external director’s expertise and special contribution to the work of the board of directors and its committees, the reelection for such additional period(s) is beneficial to the Company, and provided that the external director is reelected subject to the same shareholder vote requirements as if elected for the first time (as described above). Prior to the approval of the re-election of the external director at a general shareholders meeting, our shareholders must be informed of the term previously served by him or her and of the reasons why the board of directors and audit committee recommended the extension of his or her term.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our A&R Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our A&R Articles of Association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of  (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power (the "Non Exempted Holding"). However, in accordance with the regulations promulged under the Companies Law relating to Israeli companies whose shares are listed on foreign stock exchanges (the “Exemptions Regulations”), the board of directors of an Israeli public company whose shares are listed outside of Israel, shall convene a special meeting at the request of one or more shareholders holding at least ten percent (10%) of the issued and outstanding share capital instead of five (5%) in the past, and at least one percent (1%) of the voting rights in the company, or one or more shareholders holding at least ten percent (10%) of the voting rights in the company, provided that if the applicable law as applicable to companies incorporated in the country which the Company is listed for trade, establishes a right to demand convening of such a meeting for those holding a percentage of holdings lower than ten percent (10%), then the Non Exempted Holding shall apply.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Under the Exemptions Regulations, one or more shareholders of an Israeli public company whose shares are listed outside of Israel, may request the company’s board of directors to include an appointment of a candidate for a position on the board of directors or the termination of a board member, as an item on the agenda of a future general meeting (if the company sees fit), provided that the shareholder hold at least five percent (5%) of the voting rights of the company (instead of 1% in the past).

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four (4) and sixty (60) days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our A&R Articles of Association of association;

•	appointment or termination of our auditors;

•	appointment of external directors;

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	a merger (as such term is defined in the Companies Law);

•
the exercise of our board of director’s powers by a general meeting if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

•	dissolution of the company by the court, voluntary dissolution, or by voluntary dissolution in an expedited procedure.

Under our A&R Articles of Association, we are not required to give notice to our registered shareholders pursuant to the Companies Law unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes certain matters prescribed under the Companies Law and the regulations promulgated thereafter, among others, the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by written consent in lieu of a meeting. Our A&R Articles of Association provide that a notice of a general meeting shall be published by us on our website or any appropriate government agency, in accordance with applicable rules and regulations of any stock market upon which our shares are listed.

Limitations on Liability and Indemnification of Directors and Officers

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate in advance an office holder from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our A&R Articles of Association include such a provision. The Company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law, 5728-1968 (the “Israeli Securities Law”).

Under the Companies Law and the Israeli Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third party;

•	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

Under the Companies Law, a company may not indemnify, exculpate, or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the audit committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy that was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our A&R Articles of Association permit to us to exculpate, indemnify and ensure its office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. The office holders are currently covered by a directors’ and officers’ liability insurance policy.

We had entered into agreements with each of its directors exculpating them, to the fullest extent permitted by law, from liability to us for damages caused to it as a result of a breach of duty of care and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.

The maximum indemnification amount set forth in such agreements is limited to an amount equal to the highest of (i) 10% of our valuation (ii) 25 % of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and (iii) 10% of our total market capitalization calculated based on the average closing prices of our Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third party pursuant to an indemnification arrangement.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Exclusive Jurisdiction of Certain Actions

Unless we consent in writing to the selection of an alternative forum, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed to the Company or its shareholders by any director, officer or other employee of the Company , or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law.

Notwithstanding the above, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, including against any person or entity, including such claims brought against the Company, its directors, officers, employees, advisors, attorneys, accountants, underwriters to any offering giving rise to such complaint, or any other professional or entity whose profession gives authority to a statement made by that person or entity.

Voting Rights

Quorum Requirements

Pursuant to our A&R Articles of Association , holders of our Ordinary Shares have one vote for each Ordinary Share held on all matters submitted to a vote before the shareholders at a general meeting. Under our A&R Articles of Association, the quorum required for general meetings of shareholders consists of at least two shareholders present in person or by proxy (including by voting deed) holding 33-1∕3% or more of the voting rights in the Company, which complies with the quorum requirements for general meetings under the NYSE American Rules. A meeting adjourned for lack of a quorum will generally be adjourned to the same day of the following week at the same time and place, or to such other day, time or place as indicated by our board of directors if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy will constitute a lawful quorum.

Vote Requirements

Our A&R Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our A&R Articles of Association. Pursuant to our A&R Articles of Association, an amendment to our A&R Articles of Association regarding any change of the composition or election procedures of our directors will require a special majority vote (66-2∕3%). Under the Companies Law, each of (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters, including with respect to compensation of directors and executive officers, requires the approval of each of  (i) the audit committee or the compensation committee with respect to the terms of the engagement of the Company, (ii) the board of directors and (iii) the shareholders, in that order. In addition, the special majority vote required for the actions in clauses (i) and (ii) require either that (A) at least a majority of the shares of shareholders that do not have a personal interest in the proposal voted at the meeting are voted in favor (disregarding abstentions) or (B) the total number of shares of shareholders who do not have a personal interest in such proposal does not exceed 2% of the aggregate voting rights in the company.

Certain transactions with respect to remuneration of our office holders and directors require further approvals. Under our A&R Articles of Association, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to Corporate Records

Under the Companies Law, shareholders may be provided access to minutes of our general meetings, our shareholders register and principal shareholders register, our A&R Articles of Association, our financial statements and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

Under the Companies Law and our A&R Articles of Association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting, as set forth in our A&R Articles of Association.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If  (a) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (b) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if  (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholder, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

However, under the Exemption Regulations, the aforesaid limitations regarding a special tender offer do not apply to an Israeli company whose shares are listed outside of Israel, provided that if the applicable law as applicable to companies incorporated in the country in which the company is listed for trade, provide a restriction on the acquisition of control of any proportion of the company or that the acquisition of control of any proportion requires the purchaser to also offer a purchase offer to shareholders from among the public.

Tax Considerations for Acquisitions

Lastly, Israeli tax law treats some acquisitions, such as stock-for-stock exchanges between an Israeli company and a foreign company, less favorably than U.S. tax laws. For example, Israeli tax law may, under certain circumstances, subject a shareholder who exchanges his Ordinary Shares for shares in another corporation to taxation prior to the sale of the shares received in such stock-for-stock swap.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements of the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the date of this annual report, no preferred shares are authorized under our A&R Articles of Association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to our A&R Articles of Association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law.

Borrowing Powers

Pursuant to the Companies Law and our A&R Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our A&R Articles of Association to be exercised or taken by our shareholders. According to our A&R Articles of Association, we may, by resolution of the Board, from time to time, raise or borrow or secure the payment of any sum or sums of money for the purposes of the Company. In addition, we may, by resolution of the Board, raise or secure the payment or repayment of such sum or sums in such manner and upon such terms and conditions in all respects as we deem fit, and in particular by the issue of debentures charged upon all or any part of our property (both present and future) including our unissued and/or its uncalled capital.

Changes in Capital

Our A&R Articles of Association permit us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly adopted by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Continental Stock Transfer & Trust Company.

DESCRIPTION OF SATIXFY WARRANTS

Each whole warrant entitles the registered holder to purchase one of our Ordinary Shares at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the closing of the merger agreement by and among SatixFy, Endurance Acquisition Corporation, and SatixFy MS, dated March 8, 2022 (the “Business Combination”), except as described below. Pursuant to the Amended and Restated Warrant Agreement, dated January 12, 2023, between us and Continental Stock Transfer & Trust Company (the “A&R Warrant Agreement”), a warrant holder may exercise its warrants only for a whole number of our Ordinary Shares. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not be obligated to deliver any Ordinary Share pursuant to the exercise of a warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Ordinary Share issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption described below under “- Redemption of warrants when the price per Ordinary Share equals or exceeds $10.00.” No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Ordinary Share underlying such unit.

We have filed the Registration Statement which has been declared effective by the Securities and Exchange Commission covering the issuance, under the Securities Act, of the Ordinary Shares issuable upon exercise of the warrants. Holders of the warrants have the right, during any other period when the company fails to have maintained an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” Notwithstanding the above, if the Ordinary Shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In the case of a cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361 Ordinary Shares per warrant. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Ordinary Share equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•
 if, and only if, the last reported sale price of the Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (which we refer to as the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “--Anti-dilution adjustments” ).

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “-Anti-dilution adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

 Redemption of warrants when the price per Ordinary Share equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Ordinary Share (as defined below) except as otherwise described below;

•
if, and only if, the Reference Value (as defined above under “- Redemption of warrants when the price per SatixFy Ordinary Share equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “--Anti-dilution adjustments”; and

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “- Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “- Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “- Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “- Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

	Fair Market Value of Shares of SatixFy Ordinary Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.137	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 SatixFy Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Ordinary Shares for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Ordinary Shares.

This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash when the trading price for the Ordinary Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the Ordinary Shares is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “- Redemption of warrants when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50. As of September 23, 2022, the last reported closing price for each Endurance Public Share was $9.96. Assuming that the Ordinary Shares trade at the same price after the Closing, we will not be able to redeem the Public Warrants prior to their exercise.

No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Ordinary Shares pursuant to the A&R Warrant Agreement, the warrants may be exercised for such security.

Redemption procedures. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of issued and outstanding Ordinary Shares is increased by a capitalization or share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be increased in proportion to such increase in the issued and outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Ordinary Shares equal to the product of (1) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (2) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Ordinary Shares during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay to all or substantially all of the holders of Ordinary Shares a dividend or make a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares, other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Shares in respect of such event.

If the number of issued and outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Ordinary Shares, or in the case of a merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the A&R Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the A&R Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the A&R Warrant Agreement) of the warrant.

The warrants are issued in registered form under a warrant agreement between Continental, as warrant agent, and us. You should review a copy of the A&R Warrant Agreement, which is filed as an exhibit to this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The A&R Warrant Agreement provides that (a) the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the A&R Warrant Agreement to the description of the terms of the warrants and the A&R Warrant Agreement set forth in this prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the A&R Warrant Agreement as the parties to the A&R Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants and (b) all other modifications or amendments require the vote or written consent of at least 50% of the then outstanding public warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the A&R Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.